Exhibit 5





                                  August 17, 1994



Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, RI 02903

Ladies and Gentlemen:

    This opinion is furnished in connection with the filing by Fleet Financial Group, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, 1,096 shares of Common Stock, $1.00 par value (the "Common Stock"), to be issued pursuant to stock options under the Company's 1994 Stock Option Plan (Sterling) (the "Plan").

    As counsel for the Company, we participated in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

    Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the reference to our firm in the Registration Statement.

                                  Very truly yours,

                                  /s/Edwards & Angell

                                  EDWARDS & ANGELL